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                                Exhibit 10.O

                             EMPLOYMENT AGREEMENT


          THIS AGREEMENT, made this 27th day of June, 1995, by and between Nuclear Research Corporation, a corporation (hereinafter called "the Company"), and Harold J. Cooley, an individual (hereinafter called "Employee").
                            W I T N E S E T H:

          The Company wishes to continue employing Employee and Employee wishes to continue being employed by the Company. Employment will continue on the terms and conditions contained in this Agreement and not by the terms and conditions of the prior written Agreement between the parties. The prior Agreement, dated October 1, 1986, will be terminated as of the date this Agreement is signed.

          NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

          1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

               (a) "AFFILIATE," shall mean a person who, (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or (ii) with respect to Employee is a parent, spouse or issue of Employee, including persons in an adopted or step relationship.

               (b) "BASE COMPENSATION" shall mean the annual rate of compensation set forth in Section 5, as adjusted from time to time, in the Company's sole discretion and in accordance with the formula provided in
Section 5(b).  Base Compensation shall exclude any bonus payments.

               (c) "CAUSE" shall include, but not be limited to, the following: (i) Employee is convicted of any felony or any other crime involving moral turpitude whether or not such felony or crime of moral turpitude is related to Employee's employment; (ii) gross negligence or willful misconduct of Employee in connection with his employment; (iii) any act of fraud, misappropriation or personal dishonesty by Employee relating to or involving the Company in any material way; (iv) insubordination in connection with his employment; (v) material violation by Employee of any of his obligations hereunder; (vi) any misrepresentation made in this Agreement, in any application or any information provided by Employee to the Company in connection with Employee's employment with the Company and/or selection for Employee's position; (vii) unauthorized disclosure of confidential information, unless such disclosure was (A) believed in good faith by Employee to be appropriate in the course of properly carrying out his duties under the Agreement, or (B) required by an order of a court having jurisdiction over the subject matter or a summons, subpoena or order of any legislative body (including any committee thereof) or any governmental or administrative agency; (viii) use of illegal drugs by Employee; or (ix) the existence of any material conflict between the interests of the Company and Employee that is not disclosed in writing by Employee to the Board and approved by the Board in advance.
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               (d)  "DISABILITY" shall mean Employee's inability to
perform the essential functions of his job, with or without a reasonable accommodation because of a physical or mental health condition.

               (e) "TERM OF EMPLOYMENT" shall mean the period specified in Section 4 hereof.

          2. EMPLOYMENT. The Company hereby continues to emploY Employee and Employee hereby accepts continued employment by the Company for the period and upon the terms and conditions specified in this Agreement.

          3.   OFFICE AND DUTIES.

               (a) Employee shall serve the Company generally as Executive Vice President and his authority, duties and powers in such capacity shall be such as may be determined from time to time by the Board of Directors or the President of the Company, provided however, such authority, duties and powers are consistent with the position of an executive officer of a Pennsylvania business corporation.

               (b) Employee's title shall not be changed without written authorization of Employee.

               (c) During Employee's employment with the Company, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company and shall not during the term of Employee's employment with the Company, directly or indirectly, be engaged in any other business activity requiring any amount of his business time (whether or not such business activity is pursued for gain, profit or pecuniary advantage), except for services which are or may be rendered to or for the benefit of any Affiliate of the Company.

               (d) Employee is not permitted or authorized to make any disbursements or purchases or to incur any liabilities on behalf of the Company or otherwise to obligate the Company in any matter outside of his general duties.

          4.   TERM.

               (a)  This Agreement shall be for an initial term of seven
(7) years, commencing on July 1, 1995, and ending on June 30, 2002, unless sooner terminated as hereinafter provided.

               (b) Unless either party elects to terminate this Agreement at the end of the initial term or any renewal term by giving the other party written notice of such election at least thirty (30) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

          5.   BASE COMPENSATION AND BONUSES.

               (a) For all of the services rendered by Employee to the Company, Employee shall receive Base Compensation at the annual rate of Two Hundred Twenty-One Thousand Dollars ($221,000), less taxes and other

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deductions required by law.  The Base Compensation shall be paid to the
Employee in bi-weekly installments.

               (b) Employee's Base Compensation shall be automatically increased as of January 1 of each year during the initial term hereof or during any renewal term. The increase in Employee's Compensation shall be at the Company's discretion and will be no less than the increase in the Consumer Price Index (as defined by the United States's Department of Labor) and no more than the average percentage increase in Base Compensation (i.e., exclusive of bonuses) of the highest three percentage Base Compensation increases of the Company's Officers, other than the Employee, for the adjustment year.

               (c) The Company may, pursuant to action by the Board of Directors of the Company, otherwise increase, but not decrease the Base Compensation payable to Employee hereunder during the initial term of this Agreement or during any renewal term.

               (d) In addition to the Base Compensation payable by the Company to Employee, if the Employee is employed by the Company at the end of each fiscal year he may be eligible to receive a bonus.

               (e) If employed at the end of the fiscal year, Employee may be eligible to receive a bonus equal to the sum of: (i) 1.5% of the Company's income before income taxes in excess of 10% and up to 20% of the average shareholders' equity of the Company as of the end of the preceding fiscal year plus (ii) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of the average shareholders' equity of the Company as of the end of the preceding fiscal year, plus (iii) 2.25% of the Company's income before income taxes in excess of 30% of the average shareholders' equity of the Company as of the end of the preceding fiscal year. For purposes of this Section, "average shareholders' equity" is defined as the shareholders' equity of the preceding three (3) fiscal years divided by three.

          6.   BENEFITS AND EXPENSES.

               (a) During Employee's employment he shall be entitled to participate in the Company's insured benefits and policies (including payment or reimbursement of disability insurance, participation in medical, health, accident or group insurance plans and any other benefits or policies) generally made available by the Board from time to time to other executive employees of the Company, according to the terms, restrictions, conditions and exclusions of such benefits or policies. However, both parties agree that the benefits available during the Employee's employment may be altered, amended or eliminated by the Board
of Directors at any time and in its sole discretion.   Nothing in this
Agreement shall create any rights or benefits beyond those which may exist under the applicable plan document and/or policy statement.

               (b) Employee shall be entitled to take vacations at such time and for such duration as shall be reasonable and be approved by the President of the Company. The total amount of vacation time per year shall not be more than twenty (20) business days (four (4) weeks) per year.
               (c) During Employee's employment, the Company will provide Employee with an automobile of reasonable value and age to use during his employment with the Company and will reimburse Employee for all reasonable and necessary expenses associated with Employee's use of the car in

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connection with the performance of Employee's duties hereunder.
Reimbursement will be provided upon receipt of proper documentation or vouchers from Employee. No reimbursement will be paid for any traffic or parking tickets received by Employee.

               (d) The Company also agrees to reimburse Employee upon presentation of vouchers for all other reasonable expenses incurred by Employee in the performance of his duties hereunder.

          7.   INABILITY.

               (a) If Employee is unable to perform the essential functions of his job, with or without reasonable accommodations, for whatever reason, for a period of twelve (12) consecutive weeks or for a cumulative period of fifteen (15) weeks during any twelve-month period, Company shall have the right to terminate this Agreement and Employee's employment.

               (b) If Employee's inability is due to a Disability, the Company's sole obligation is to pay Employee's last full year's Base Compensation for one year following termination due to the Employee's inability.

               (c) If Employee's inability is not due to a Disability, Employee is entitled only to payment for all unpaid, Base Compensation accrued to the date of termination.

               (d) The termination of this Agreement and Employee's employment with the Company pursuant to this Section 7 shall release the Company from all liabilities and obligations, other than as described in this Section 7. The Employee is not released from Employee's obligations and restrictions under Sections 13 and 14 of this Agreement.

          8.   DEATH.

               (a) In the event the Employee dies, subject to Subsections 8(b) and 8(c), the Company's obligation to Employee shall be limited to payment to Employee's beneficiary of a sum equal to the Employee's Base Compensation, less taxes and other normal deductions, for his most recent two (2) full years of employment with the Company, not to exceed Five Hundred Thousand Dollars ($500,000).

                    The gross payments to Employee's beneficiary shall be made in accordance with the terms, conditions and restrictions of any life insurance policy obtained by the Company as provided in Subsection 8(b) below; provided, however, the Company may prepay any amounts due to Employee's beneficiary.

               (b) Payments described within Subsection 8(a) above are contingent upon the Company obtaining a life insurance policy, at a reasonable cost, to completely cover the obligation contained therein.

               (c) If the Company is not able to obtain a policy described above in Subsection 8(b) for at least Five Hundred Thousand Dollars ($500,000), the Company will only be responsible to pay Employee's beneficiary a sum equal to Employee's most recent year's Base
Compensation. Payments will be made over a twelve month period in equal installments, beginning one month from Employee's death.

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               (d)  This Agreement terminates immediately upon Employee's death and only Section 8 of the Agreement survives the termination.

          9.   TERMINATION OF THE COMPANY'S BUSINESS.

               (a) If the Company merges or consolidates with a company that controls over 50% of the voting control of the Company or is acquired by any party who is not an Affiliate of the Company as of the date hereof, the Company may terminate this Agreement and Employee's employment on two
(2) weeks prior notice.

               (b) If termination of Employee's employment and this Agreement are pursuant to this Section 9, the Company shall pay Employee his Base Compensation accrued through the date of termination plus a sum equal to the Employee's most recent two (2) full years' Base Compensation, less taxes and other normal deductions. Any such payment to the Employee shall be made in two lump sums: one half (1/2) of the two years of Base Compensation to be paid within thirty (30) days of Employee's termination and one half (1/2) of the two years of Base Compensation to be paid within thirteen (13) months of the Employee's date of termination. Employee shall not, however, be released from Employee's obligations and restrictions under Sections 13 and 14 of this Agreement.

          10.  TERMINATION BY THE COMPANY FOR CAUSE.

               (a) The Company may terminate this Agreement for Cause on one (1) days notice after providing Employee with ten (10) days to cure.

               (b) Upon termination for Cause, the Company shall have no liability or obligation under this Agreement, except to pay Employee his unpaid Base Compensation accrued through the date of termination.

               (c) Employee's termination for Cause does not relieve Employee of the obligations or restrictions in Sections 13 and 14 of this Agreement.

          11.  TERMINATION BY THE COMPANY WITHOUT CAUSE.

               (a) Notwithstanding any other provision of this Agreement, Employee remains an at-will employee, and therefore, the Company shall have the right to terminate the employment of Employee hereunder for any or no reason at all.

               (b) If the Employee is terminated without Cause the Company shall be obligated to pay Employee, subject to the restriction in Subsection 11(c), Employee's Base Compensation accrued through the date of termination and the Employee's Base Compensation for the remainder of the Agreement. The rate of Base Compensation paid for the remainder of the Agreement will be at the rate of Employee's Base Compensation as of the date of Employee's termination. Payments will be made in accordance with the regular pay practices of the Company as if Employee were an employee.

               (c) If the Employee is terminated by the Company without Cause and then obtains other employment, Employee shall promptly advise Company in writing and any Compensation earned by Employee from such other employment will be deducted from the amount owed by the Company to Employee. Compensation, for purposes of this Subsection 9(c), includes but is not limited to wages, overtime pay, commissions and bonus payments received by the Employee.

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               (d)  Employee's termination pursuant to this Section 11
does not relieve him of his obligations and restrictions stated in Sections 13 and 14 of this Agreement.

          12.  TERMINATION BY EMPLOYEE.

               (a) Notwithstanding any other provision of this Agreement, Employee may terminate his Employment and this Agreement for any or no reason, upon thirty (30) days' written notice to the Company. The Company may waive Employee's obligation to work during this thirty (30) day notice period and terminate his employment immediately. However, if the Company takes this action in the absence of agreement by Employee, Employee shall receive unpaid Base Compensation which otherwise would be due through the end of the notice period.

               (b) Other than as specifically set forth in this Section 12, Employee's termination pursuant to this Section 12 will release the Company from all liabilities and obligations to the Employee.

               (c) Termination of Employee's employment with Company pursuant to this Section 12 shall not, however, release Employee from Employee's obligation and restrictions under Sections 13 and 14 of this Agreement.

          13.  THE COMPANY PROPERTY.

               (a) All advertising, sales, and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of the Company. If the Company requests the return of such materials at any time during, at or after the termination of Employee's employment, Employee shall deliver the same to the Company immediately, retaining no copies.

               (b) Immediately upon termination of Employee's employment, whether initiated by Employee or Company, whether with or without Cause, Employee shall deliver to the Company's President, retaining no copies, all Company property (for example, keys and credit cards), and all documents, records, files, customer lists, computer programs and other data relating to the Company, regardless of where or by whom said writings were kept or prepared.

          14.  NONCOMPETITION, TRADE SECRETS, ETC.

               (a) During Employee's employment with the Company and for a period of one (1) year after the termination of Employee's employment, for whatever reason, whether initiated by Employee or the Company, whether with or without cause, Employee shall not directly or indirectly (i) induce or attempt to induce, any employee, present or future customer or supplier of the Company or any Affiliate to terminate his employment or its relationship with the Company or any Affiliate; (ii) solicit or attempt to solicit, sell, lease, or offer to sell or lease, except on behalf of the Company or any Affiliate, to any present or future customer of the Company or any Affiliate, any goods or services competitive to the goods and services now or hereafter offered for sale or lease by the

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Company or any Affiliate; or (iii) engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or stockholder who owns greater than five percent (5%) of the outstanding shares of stock, or in any other capacity) or be financially interested in any business operation within the United States of America which is involved in business activities which can reasonably be deemed to be in competition with business activities carried on by the Company, or being definitely planned by the Company at the time of the termination of Employee's employment.

               (b) During Employee's employment and at all times thereafter, Employee shall not use for Employee's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, other than the Company, any other information which Employee acquires in the course of his employment which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any information regarding the Company's business methods, policies, procedures, or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; any names and addresses of customers or clients or any data on or relating to past, present or prospective customers or clients; any other confidential information relating to or dealing with the business operations or activities of the Company, made known to Employee or learned or acquired by Employee while in the employ of the Company.

               (c) Employee acknowledges that the restrictions and covenants contained in this Section 14, in view of the nature of the business in which the Company is engaged and the Employee's position within the Company, are reasonable and necessary in order to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Employee or significantly impair his ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to the Company. Therefore, Employee acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation and/or to enforce a specific performance thereof by Employee, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

               (d) If the restrictions in this Subsections 14 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in this Subsection 14, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the two year restrictive period contained in the Subsections above.

               (e) The provisions of this Section 14 shall survive the expiration of this Agreement at the end of its term, at any time prior thereto, or at the end of any renewal term.

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          15.  PRIOR AGREEMENTS.  Employee represents to the Company (a)
that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution or performance of this Agreement, (b) that there are no agreements or restrictions or understandings whatsoever to which Employee is a party which place any limitations on the companies or individuals with which or whom he may do business; (c) that he is free and able to execute any agreement and to enter into employment with the Company and
(d) that this Agreement supersedes any other written or oral agreement(s) between Employee and the Company.

          16.  MISCELLANEOUS.

               (a) INDULGENCES, ETC. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. Nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege. Nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

               (b) CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including without limitation provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

               (c) NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier services such as Federal Express, or by Messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

                    (i)  If to Employee:

                         Harold J. Cooley
                         1 Zabela Drive
                         Spring Valley, NY  10977

                         Attention: Harold J. Cooley

                    With a copy to:

                         ------------------------

                         ------------------------

                         ------------------------

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                    (ii) If to the Company:

                         Nuclear Research Corporation
                         125 Titus Avenue
                         Warrington, PA 18976

                         Attention: Earl M. Pollock, President

                    With a copy to:

                         Mark K. Kessler, Esquire
                         Wolf, Block, Schorr and Solis-Cohen
                         Twelfth Floor Packard Building
                         15th & Chestnut Streets
                         Philadelphia, PA  19102

                    In addition, notice by mail shall be by air mail if posted outside of the continental United States.

                    Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16(c). Such changed designation is effective ten (10) days after such changed designated is supplied.

               (d) BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates and its successors and assigns including any transferee of the business operation, as a going concern, in which Employee will be employed and shall be binding upon Employee, his Affiliates and personal representatives. The Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates, but no such assignment shall relieve the Company of its obligations to Employee if any such assignee fails to perform such obligations.

               (e) EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerox copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

               (f)  PROVISIONS SEPARABLE.  The provisions of this
Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

               (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent

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with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing, signed by both parties.

               (h) SECTION HEADINGS. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

               (i) SETTLEMENT OF DISPUTES. Any disputes regarding the interpretation or enforcement of the Agreement shall be resolved by binding arbitration to be held in the Commonwealth of Pennsylvania in accordance with the rules and procedures of the American Arbitration Association then in effect, except claims by the Company with regard to alleged breaches by Employee of any obligations and restrictions in Sections 13 and 14 above may be brought by the Company in any court of competent jurisdiction. The Arbitration Hearing will take place in the Commonwealth of Pennsylvania. If the parties cannot agree on a location for the Hearing within thirty (30) days, the Arbitrator will select the location.


          IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

                                      NUCLEAR RESEARCH CORPORATION



/s/ Harold J. Cooley  06/27/95(SEAL)  By:  /s/ Earl M. Pollock   06/27/95
------------------------------             ------------------------------
Harold J. Cooley         Date                President             Date



Attest:  /s/ Joseph S. Gross            Attest:  /s/ Mark S. Pollock
         ---------------------                   ------------------------